Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

Papa John’s Announces Comprehensive
Package of Franchise Support Initiatives

Company to use its solid financial position to help operators weather the storm in 2009

Louisville, Kentucky (November 19, 2008) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced a comprehensive package of proposed domestic franchise system support initiatives in response to the current economic and consumer climate. The proposed initiatives include:

•	Providing continued cheese cost relief to our system in 2009 by modifying the cheese pricing formula used by BIBP Commodities, Inc.;
•	Providing additional system-wide national marketing support for Q4 2008 and 2009;
•	Providing expanded targeted royalty relief and local marketing support for struggling franchisees or markets;
•	Convening a lender’s summit, principally of regional banks and other lenders, to educate them on the Papa John’s model with the goal of expanding credit availability to franchisees;
•	Providing company loans on a selected basis to assist financially and operationally strong franchisees with the acquisition of troubled franchise groups; and
•	For the first six months of 2009, suspending collection of the 0.25% royalty rate increase scheduled for January 2009.

With respect to the BIBP cheese cost relief for 2009, the modified formula will establish the price of cheese on a quarterly basis as the greater of $1.75 per pound or the expected average price per pound based on the futures market projections for the quarter. This approach provides a price per pound approximately equal to the Q4-08 modified price, and substantially less than the price as would be determined by the standard formula, while reducing the BIBP deficit during 2009 (based on current cheese futures market pricing).

The proposed initiatives are conditioned upon certain actions being taken by franchisees, including their committing to certain cheese purchasing requirements and increasing the national marketing fund contribution rate by a nominal amount. We are communicating our detailed proposal to the franchise system and expect to receive favorable responses to the proposal from our franchisees prior to year end.

“Our solid financial position and conservative balance sheet allow us to offer this comprehensive support package to help our franchisees navigate through these challenging times,” said president and CEO, Nigel Travis. “We continue to believe that the real winners in our category will be those brands who have the fewest net unit closings during this time of significant consumer pullback. We believe this package will result in Papa John’s gaining market share.”

The company estimates the gross incremental impact of the cost of these support initiatives on the company’s operating income to be $3.0 million for Q4-08 and $8.0 million to $10.0 million for 2009 (excluding any favorable impact of the increased marketing spend in both periods). The ultimate impact for 2009 will depend upon the actual number of franchisees who choose to accept the proposed support program and company discretion with respect to support for struggling franchisees or markets. For purposes of this financial assessment, we did not assign any cost to the BIBP pricing modification; although it is expected to reduce the company’s reported operating income from what it otherwise would have been for both Q4-08 and 2009. We also did not assign any potential cost to the provision of acquisition loans to franchisees, although it is possible that we may have some level of collectibility issues given the nature of the loans for the acquisition of struggling franchise restaurants.

The company believes the support program will produce long-term shareholder benefits by mitigating potential unit closures and strengthening our brand during these challenging times. In addition to reducing unit closures, other important objectives of the support program include growing market share in a declining and consolidating category, stabilizing transaction levels and targeting a substantial multi-year increase in online ordering percentage.

Headquartered in Louisville, Kentucky, Papa John's International, Inc. is the world's third largest pizza company. For nine years running, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the highly regarded American Customer Satisfaction Index (ACSI). Papa John's also ranks first among pizza companies in the 2008 Brand Keys Customer Loyalty Engagement Index, was honored by Restaurants & Institutions Magazine (R&I) with the 2008 Silver Award for Consumers’ Choice in Chains in the pizza segment, and was named 2007 Pizza Today Chain of the Year. For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements are not historical facts and involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our Annual Report or Form 10-K for the most recently ended fiscal year and our Form 10-Q for the most recently ended fiscal quarter.